Exhibit 13

E-4

Performance Graph

The graph below matches Ameriprise Financial Inc.'s cumulative 5-Year total shareholder return on common stock with the cumulative total returns of the S&P 500 index and the S&P Financials index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from 12/31/2012 to 12/31/2017.

Comparison of a five-year cumulative total return*

Ameriprise Financial, Inc., the S&P 500 Index and the S&P 500 Financials Index



$350
$300
$250
$200
$150
$100
$50
$0
12/12
12/13
12/14
12/15
12/16
12/17
Ameriprise Financial, Inc.
S&P 500 Index
S&P 500 Financials Index

*$100 invested on Dec. 31, 2012 in stock or index, including reinvestment of dividends.

Fiscal year ending Dec. 31.

The Standard & Poor's 500 Index (S&P 500® Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The Index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. The S&P 500 Financials Index measures the performance of financial components of the S&P 500 Index.

Past performance does not guarantee future results. It is not possible to invest directly in an index.